                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )
Filed by the Registrant [X]
Filed by a Party other than the Registrant[ ]
Check the appropriate box:
 [X] Preliminary Proxy Statement
 [ ] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
     (section mark)240.14a-12
                            First Union Corporation
                (Name of Registrant as Specified In Its Charter)
                                Kent S. Hathaway
                   (Name of Person(s) Filing Proxy Statement)
PAYMENT OF FILING FEE (Check the appropriate box):
 [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   1) Title of each class of securities to which transaction applies:
   2) Aggregate number of securities to which transaction applies:
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange
       Act Rule 0-11:1
   4) Proposed maximum aggregate value of transaction:
1Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

(First Union Logo)

                                                                  March   , 1995
Dear Stockholder:
  On behalf of the Board of Directors, I am pleased to extend to you an invitation to attend the Annual Meeting of Stockholders of First Union Corporation (the "Corporation") to be held in Charlotte, North Carolina, on Tuesday, April 18, 1995, beginning at 9:30 a.m., Eastern time.
  The notice of meeting and proxy statement which appear on the following pages contain information about the matters which are to be considered at the meeting. During the meeting we will also review operating results for the past year and present other information concerning the Corporation and its subsidiaries. The meeting should be interesting and informative and we hope you will be able to attend.
  In order to ensure that your shares are voted at the meeting, please complete, date, sign and return the enclosed proxy in the enclosed postage-paid envelope at your earliest convenience. Every stockholder's vote is important, whether you own a few shares or many.
Sincerely yours,
(Signature of Edward E. Crutchfield)
Edward E. Crutchfield
Chairman and Chief Executive Officer
First Union Corporation, One First Union Center, Charlotte, North Carolina 28288-0013

                            First Union Corporation
          One First Union Center, Charlotte, North Carolina 28288-0013
                            NOTICE OF ANNUAL MEETING
                          TO BE HELD ON APRIL 18, 1995
                                                                  March   , 1995
To the Stockholders:
The Annual Meeting of Stockholders (the "Meeting") of First Union Corporation (the "Corporation") will be held in the Auditorium, 12th floor, Two First Union Center, Charlotte, North Carolina, on Tuesday, April 18, 1995, at 9:30 a.m., Eastern time, for the purpose of considering and acting on the following matters:
     1. A proposal to elect the 12 nominees named in the attached proxy statement as directors of the Corporation, eight nominees to serve as Class III directors with terms expiring at the 1998 Annual Meeting of Stockholders, two nominees to serve as Class I directors with terms expiring at the 1996 Annual Meeting of Stockholders, and two nominees to serve as Class II directors to serve until the 1997 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualified;
     2. A proposal to approve certain amendments to the Corporation's 1992 Master Stock Compensation Plan, including amendments intended to preserve the Corporation's federal income tax deduction with respect to certain compensation payable under such Plan;
     3. A proposal to approve certain amendments to the Corporation's Management Incentive Plan intended to preserve the Corporation's federal income tax deduction with respect to certain compensation payable under such Plan;
     4. A proposal to approve certain amendments to the Corporation's Management Long-Term Cash Incentive Plan intended to preserve the Corporation's federal income tax deduction with respect to certain compensation payable under such Plan;
     5. A proposal to ratify the appointment of KPMG Peat Marwick as auditors of the Corporation for the year 1995; and
     6. Such other business as may properly come before the Meeting or any adjournments thereof.
Only stockholders of record on the books of the Corporation at the close of business on February 22, 1995, are entitled to notice of and to vote at the Meeting.
(Signature of Edward E. Crutchfield)
Edward E. Crutchfield
Chairman and Chief Executive Officer
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

                            First Union Corporation
          One First Union Center, Charlotte, North Carolina 28288-0013
                                PROXY STATEMENT
GENERAL
     The enclosed proxy is solicited on behalf of the Board of Directors of First Union Corporation (the "Corporation") in connection with the Annual Meeting of Stockholders of the Corporation (the "Meeting") to be held in the Auditorium, 12th Floor, Two First Union Center, Charlotte, North Carolina, on Tuesday, April 18, 1995, at 9:30 a.m., Eastern time. The accompanying form of proxy is for use at the Meeting if a stockholder does not attend the Meeting in person or wishes to have his shares voted by proxy even if he attends the Meeting. The proxy may be revoked by the person giving it at any time before it is exercised, by such person (i) giving written notice to the Secretary of the Corporation, (ii) submitting a proxy having a later date, or (iii) appearing at the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, proxies will be voted in favor of approval of Proposals 1 through 5 described below. This proxy statement and the enclosed form of proxy are being
first mailed to the Corporation's stockholders on or about March   , 1995.
     The only class of voting securities of the Corporation is its Common Stock, $3.33 1/3 par value per share (the "Common Stock"). There were shares of Common Stock issued and outstanding at the close of business on February 22, 1995, the record date for stockholders entitled to receive notice of and to vote at the Meeting. A majority of the shares entitled to vote at the Meeting, represented at the Meeting in person or by proxy, will constitute a quorum. Each share is entitled to one vote on all matters properly brought before the Meeting.
     The Corporation is not aware of any stockholder who may beneficially own more than 5% of the outstanding shares of Common Stock, except for Wellington Management Company ("WMC"), 75 State Street, Boston, Massachusetts 02109, who, based on a Schedule 13G dated February 3, 1995, in its capacity as investment adviser, may be deemed to be the beneficial owner of 10,756,244 shares, or 6.1%, which are owned by numerous investment counselling clients of WMC as of December 31, 1994. According to such Schedule, WMC has shared voting power over 220,500 of such shares and shared dispositive power over all of such shares.
     The Corporation will bear the cost of preparing this proxy statement and of soliciting proxies in the enclosed form. Proxies may be solicited by employees of the Corporation and its subsidiaries, either personally, by letter or by telephone. Such employees will not be specifically compensated for soliciting such proxies. In addition, the Corporation has retained Georgeson & Company, Inc. as proxy solicitors, to provide certain services in connection with the solicitation of proxies. The fee for these services is $7,500, plus expenses.
                                       1

PROPOSAL 1.  ELECTION OF DIRECTORS
GENERAL INFORMATION AND NOMINEES
     The Corporation's Articles of Incorporation (as amended, the "Articles") provide that the Board of Directors shall be divided into three classes, each as nearly equal in number to the other as possible, and that at each annual meeting of stockholders, the stockholders shall elect the members of one of the three classes to three-year terms of office. The Articles also provide that the number of directors shall be determined from time to time by a majority of the directors then in office, but shall not be less than nine nor more than 30. The number of directors is currently fixed at 25.
     The terms of office of the eight current directors serving in Class III will expire at the Meeting, and, except as otherwise indicated below, the terms of office of the current directors serving in Classes I and II will expire at the 1996 and 1997 Annual Meetings of Stockholders, respectively, in each case until their successors are duly elected and qualified.
     Messrs. Bernhardt, Bradley, Haworth, Herring, Smith and Trogdon, who are currently serving as directors in Class III, and Messrs. Dolan and Georgius, who are currently serving as directors in Class I, are being nominated to serve as directors in Class III with terms expiring at the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In addition, Messrs. Hemby and Younger, who are currently serving as directors in Class II, are being nominated to serve as directors in Class I with terms expiring at the 1996 Annual Meeting of Stockholders, and Messrs. Halsey and Perry, who are currently serving as directors in Class III, are being nominated to serve as directors in Class II with terms expiring at the 1997 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualified.
     Unless a director reaches retirement age during his term in office (i.e., age 70), each director holds office until the annual meeting of stockholders at which his term expires and until his successor has been duly elected and qualified. Directors who reach retirement age during their term in office are to retire from the Board effective with the annual meeting of stockholders next following their 70th birthday, subject to the Board authorizing that such retirement be deferred on a year-to-year basis.
     Directors of the Corporation will be elected by a plurality of the votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named herein. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board of Directors and election of any substitute nominee, or, alternatively, the Board may reduce the number of directors to be elected at the Meeting.
     PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE ELECTION OF THE EIGHT NOMINEES NAMED BELOW AS CLASS III DIRECTORS TO SERVE FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS, THE TWO NOMINEES NAMED BELOW AS CLASS I DIRECTORS TO SERVE FOR TERMS EXPIRING AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS, AND THE TWO NOMINEES NAMED BELOW TO SERVE AS CLASS II DIRECTORS TO SERVE FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS, IN EACH CASE UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.
                                       2

     Listed below are the names of the eight nominees to serve as Class III directors, the two nominees to serve as Class I directors, the two nominees to serve as Class II directors, and the 13 incumbent directors who will be continuing in office following the Meeting, together with: their ages; their principal occupations during the past five years; any other directorships they hold with companies having securities registered under the Securities Exchange Act of 1934; the years during which their current consecutive terms as directors of the Corporation first commenced; and the number of shares of Common Stock they beneficially owned as of January 31, 1995. As of such date, no director beneficially owned more than 1% of the outstanding shares of Common Stock. See footnote (3) following the list of directors for information relating to ownership of the Corporation's Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock, no-par value (the "Series 1990 Preferred Stock").

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)
CLASS III NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1998
(Photo)          G. ALEX BERNHARDT (51). President and Chief Executive Officer,         1992          4,806
                 Bernhardt Furniture Company, Lenoir, North Carolina, furniture manufacturing. Director, Duke Power Company. (1)
(Photo)          W. WALDO BRADLEY (61). Chairman, Bradley Plywood Corporation,          1986         51,518
                 Savannah, Georgia, building materials. Director, Atlanta Gas
                 Light Company and Savannah Foods & Industries, Inc. (1)
(Photo)          B. F. DOLAN (67). Retired. Formerly, Chairman, Textron, Inc.,          1977         24,694
                 Providence, Rhode Island, a manufacturer of aerospace, consumer, industrial and other products. Director, FPL Group, Inc., Polaris
                 Industries, Inc., Ruddick Corporation and Textron, Inc.
(Photo)          JOHN R. GEORGIUS (50). President, the Corporation, since February      1988        132,171
                 1993. Formerly, Chairman and Chief Executive Officer, First Union
                 National Bank of North Carolina ("FUNB-NC"), a subsidiary of the
                 Corporation, Charlotte, North Carolina. (1)

                                       3

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)
(Photo)          HOWARD H. HAWORTH (60). President, The Haworth Group and The           1986         12,000
                 Haworth Foundation, Inc., Morganton, North Carolina, investments.
                 Formerly, Group President, Masco Home Furnishings, Masco
                 Corporation, Morganton, North Carolina, a home furnishings industry conglomerate, October 1990 to August 1991. (1)
(Photo)          LEONARD G. HERRING (67). President and Chief Executive Officer,        1986         26,408
                 Lowe's Companies, Inc., North Wilkesboro, North Carolina, a
                 retailer of building materials and related products for home improvement. Director, Lowe's Companies, Inc.
(Photo)          LANTY L. SMITH (52). Chairman and Chief Executive Officer,             1987          2,000
                 Precision Fabrics Group, Inc., Greensboro, North Carolina, a
                 manufacturer of technical, high-performance textile products.
                 Director, Masland Corporation. (1)
(Photo)          DEWEY L. TROGDON (63). Chairman, Cone Mills Corporation,               1986            616
                 Greensboro, North Carolina, a textile manufacturer. Director,
                 Cone Mills Corporation.

CLASS I NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1996

(Photo)          TORRENCE E. HEMBY, JR. (69). President, Beverly Crest                  1987         13,000
                 Corporation, Charlotte, North Carolina, real estate development.
                 (1)(2)

                                       4

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)
(Photo)          KENNETH G. YOUNGER (69). Transportation consultant, Gastonia,          1986         13,080
                 North Carolina, since May 1994. Formerly, Chairman and Chief
                 Executive Officer, Carolina Freight Corporation, Cherryville,
                 North Carolina, an interstate motor carrier. Director, Carolina
                 Freight Corporation.

CLASS II NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1997

(Photo)          BRENTON S. HALSEY (67). Chairman Emeritus, James River                 1993          6,840
                 Corporation, Richmond, Virginia, a textile manufacturer, since
                 February 1992. Formerly, Chairman, James River Corporation.
                 Director, Westmoreland Coal Company.
(Photo)          HENRY D. PERRY, JR., M.D. (68). Physician, Plantation, Florida.        1985        702,236
                 (1)

INCUMBENT CLASS I DIRECTORS -- TERMS EXPIRING IN 1996

(Photo)          ROBERT J. BROWN. (60). Chairman, President and Chief Executive         1993            450
                 Officer, B&C Associates, Inc., High Point, North Carolina, a
                 public relations and marketing research firm. Director, Duke
                 Power Company and Sonoco Products Company.
(Photo)          EDWARD E. CRUTCHFIELD (53). Chairman and Chief Executive Officer,      1977        199,361
                 the Corporation. Director, BellSouth Telecommunications, Inc.,
                 Bernhardt Industries, Inc., Liberty Corporation and VF
                 Corporation. (1)

                                       5

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)
(Photo)          R. STUART DICKSON (65). Chairman of the Executive Committee,           1985         30,917
                 Ruddick Corporation, Charlotte, North Carolina, a diversified holding company, since February 1994. Formerly, Chairman, Ruddick
                 Corporation. Director, PCA International, Inc., Ruddick
                 Corporation, Textron, Inc. and United Dominion Industries. (1)(3)
(Photo)          MAX LENNON (54). President and Chief Executive Officer, Eastern        1988            100
                 Foods, Inc., Atlanta, Georgia, a food manufacturer and
                 distributor, since August, 1994. Formerly, President, Clemson
                 University, Clemson, South Carolina. Director, Delta Woodside
                 Industries, Inc. and Duke Power Company.
(Photo)          RUTH G. SHAW (47). Senior VIce President, Corporate Resources          1990            500
                 (since April 1994), and Chief Administrative Officer (since
                 August 1994), Duke Power Company, Charlotte, North Carolina, an
                 investor-owned electric utility. Formerly, Vice President,
                 Corporate Communications, Duke Power Company, from September 1992 to April 1994, and President, Central Piedmont Community College,
                 prior to September 1992. (1)
(Photo)          B. J. WALKER (64). Vice Chairman, the Corporation, since March         1987        111,711
                 1991. Formerly, Chairman and Chief Executive Officer, First Union
                 National Bank of Florida ("FUNB-FL"), a subsidiary of the
                 Corporation, Jacksonville, Florida. (1)(2)

INCUMBENT CLASS II DIRECTORS -- TERMS EXPIRING IN 1997

(Photo)          ROBERT D. DAVIS (63). Chairman, D.D.I., Inc., Jacksonville,            1985      1,073,500
                 Florida, investments. Director, American Heritage Life Investment
                 Corporation, Florida Rock Industries, Inc., Stein Mart, Inc. and
                 Winn-Dixie Stores, Inc. (1)(3)

                                       6

                                  Name, Age, Principal Occupation                     Director     Shares
                                  and Certain Other Directorships                      Since      Owned (1)
(Photo)          RODDEY DOWD, SR. (62). Chairman, Charlotte Pipe and Foundry            1988          8,539
                 Company, Charlotte, North Carolina, a manufacturer of pipe and fittings. Director, Ruddick Corporation.
 (Photo)         WILLIAM H. GOODWIN, JR. (54). Chairman, AMF Companies, Richmond,       1993         23,000
                 Virginia, a manufacturer of sports and other equipment. Director,
                 Basset Furniture Industries, Incorporated.
(Photo)          JACK A. LAUGHERY (60). Chairman, The Bagel Group, Inc., Rocky          1978          5,826
                 Mount, North Carolina, a restaurant developer, since January
                 1995. Formerly, Chairman, Hardee's Food Systems, Inc., Rocky
                 Mount, North Carolina, a fast food chain. Director, Imasco, Ltd.,
                 Papa John's International Inc. and Sprint Mid-Atlantic Telecom.
(Photo)          RADFORD D. LOVETT (61). Chairman, Commodores Point Terminal            1985        181,546
                 Corp., Jacksonville, Florida, an operator of a marine terminal and real estate. Director, American Heritage Life Investment
                 Corporation, Florida Rock Industries, Inc., FRP Properties, Inc.
                 and Winn-Dixie Stores, Inc. (3)
(Photo)          RANDOLPH N. REYNOLDS (53). Vice Chairman, Reynolds Metals              1993            609
                 Company, Richmond, Virginia, an aluminum manufacturer, since
                 January 1994. Formerly, Executive Vice President, Reynolds Metals
                 Company. Director, Reynolds Metals Company.
(Photo)          JOHN D. UIBLE (59). Investor, Jacksonville, Florida. Director,         1990         10,000
                 St. Joe Paper Company. (3)

  (1) Each director or nominee named above has sole voting and investment power over the issued and outstanding shares of Common Stock beneficially owned by such director on January 31, 1995, except for the following shares over which the directors indicated, and such directors and the five executive officers of the Corporation (Messrs. Crutchfield, Georgius, Walker, Robert
      T. Atwood, Executive Vice President and Chief Financial Officer, and Marion A. Cowell, Jr., Executive Vice President, Secretary and General Counsel) as a group, share voting and/or investment power: Mr.
      Bernhardt -- 1,726 shares; Mr. Davis -- 1,061,000 shares; Mr.
      Dickson -- 25,000 shares; Mr. Georgius -- 204 shares; Mr. Hemby -- 11,000 shares; Dr. Perry -- 668,306 shares; Dr. Shaw -- 500 shares; Mr.
      Walker -- 30,000 shares; and members of the group (including the foregoing) -- 1,799,836 shares.
      The 25 current directors and the five executive officers of the Corporation beneficially owned a total of 2,716,593 shares, or approximately 1.5% of the outstanding shares of Common Stock, as of January 31, 1995. Included in the calculation of the number of shares of Common Stock so owned are the following shares held under certain of the Corporation's employee benefit plans, including options which were exercisable on January 31, 1995, or within 60 days thereafter, by the directors indicated, and by the directors and such executive officers as a group: Mr. Crutchfield -- 104,169 shares; Mr. Georgius -- 61,504 shares; Mr. Walker -- 8,438 shares; and members of the group (including the foregoing) -- 200,958 shares. Non-employee directors are not eligible to participate in any of the Corporation's stock option or other employee benefit plans.
      The following directors or nominees disclaim beneficial ownership of certain shares of Common Stock held by certain of their related or other parties, as a result of which these shares are not included in the number of shares indicated above: Mr. Bradley -- 32,725 shares; Mr.
      Davis -- 185,000 shares; Mr. Georgius -- 1,463 shares; Mr.
      Haworth -- 18,500 shares; Mr. Hemby -- 300 shares; Dr. Perry -- 284,378 shares; and Mr. Smith -- 3,300 shares.
  (2) Mr. Hemby and Mr. Walker also served as directors of the Corporation from April 1985 to April 1986 and from April 1986 to November 1986, respectively.
  (3) As of January 31, 1995, none of the directors or nominees were the beneficial owners of any shares of Series 1990 Preferred Stock, except for Mr. Davis -- 2,200 shares; Mr. Dickson -- 4,000 shares (as to which shares Mr. Dickson has shared voting and investment power); Mr. Lovett -- 13,136 shares; and Mr. Uible -- 530,215 shares. The shares owned by each of such directors represent less than 1% of the outstanding shares of Series 1990 Preferred Stock as of such date, except for Mr. Uible, whose shares represent 8.4% of the outstanding shares of such series as of such date. As of such date, the directors and the five executive officers of the Corporation as a group were the beneficial owners of 549,551 shares, or 8.7%, of the outstanding shares of such series. Mr. Uible disclaims beneficial ownership of 10,000 shares of Series 1990 Preferred Stock owned by a related party, as a result of which these shares are not included in the number of shares indicated. The Series 1990 Preferred 1990 Preferred Stock has been called for redemption by the Corporation on March 31, 1995, at the redemption price per share of $51.50.
  (4) See "Other Matters Relating to Executive Officers and Directors" below. COMMITTEES AND ATTENDANCE
  Executive Committee. The Executive Committee of the Board of Directors held six meetings in 1994. The Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board of Directors, except for those duties and authorities delegated to other committees of the Board of Directors or which are exclusively reserved to the Board of Directors by the By-laws of the Corporation or by statute. The following directors are the current members of the Executive Committee: Dolan (Chairman), Crutchfield, Davis, Dickson, Herring, Lovett, Smith and Walker.
  Audit Committee. The Audit Committee of the Board of Directors held six meetings in 1994. The principal responsibilities of the Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Corporation with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Corporation as may be directed by the Board of Directors. The following directors are the current members of the Audit
Committee: Bradley (Chairman), Bernhardt (Vice Chairman), Dowd, Haworth, Perry and Reynolds.
  Financial Management Committee. The Financial Management Committee of the Board of Directors held six meetings in 1994. The Committee is authorized, among other things, to review lending and deposit policies and to monitor non-performing assets, owned real estate and investment policies and
                                       8
procedures. The Committee also reviews the Corporation's mortgage banking and capital management activities. The following directors are the current members of the Financial Management Committee: Davis (Chairman), Smith (Vice Chairman), Brown, Georgius, Goodwin, Laughery, Lennon, Shaw, Uible and Younger.
  Human Resources Committee. The Human Resources Committee of the Board of Directors (the "HR Committee") held six meetings in 1994. The HR Committee is authorized, among other things, to review and make recommendations to the Board regarding employee compensation, to administer various employee benefit plans, to act as the executive compensation committee of the Corporation and to monitor conditions of employment and personnel policies. The following directors are the current members of the HR Committee: Dickson (Chairman), Herring (Vice Chairman), Dolan, Halsey, Hemby, Lovett and Trogdon.
  Nominating Committee. The Nominating Committee of the Board of Directors held one meeting in 1994. The Committee is authorized, among other things, to recommend the number of directors to be elected to the Board of Directors of the Corporation and its subsidiaries, to recommend any changes in Board membership, to recommend director prospects and to study the compensation for directors and recommend changes when appropriate. The following directors are the current members of the Nominating Committee: Dolan (Chairman), Dickson (Vice Chairman), Crutchfield, Herring and Lovett. The Corporation's By-laws include provisions setting forth specific conditions under which persons may be nominated as directors of the Corporation at an annual meeting of stockholders.
  Attendance. The Board of Directors of the Corporation held eight meetings in 1994. In 1994, all of the directors attended at least 75% of the aggregate of the meetings of the Board of Directors of the Corporation and the above committees on which they served during the period they were directors and members of such committees, except for Mr. Uible, who was not able to attend at least 75% of such meetings because of illness, business or other conflicts.
                                       9

EXECUTIVE COMPENSATION
  The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) the Chief Executive Officer of the Corporation (the "CEO"), and (ii) the four other most highly compensated executive officers of the Corporation or a subsidiary of the Corporation, who were serving as executive officers of the Corporation or a subsidiary of the Corporation at December 31, 1994 (the CEO and such officers, the "Named Officers").
  SUMMARY COMPENSATION TABLE
  The following table sets forth for the Named Officers for each of the last three calendar years: (i) their name and principal position (column (a)); (ii) year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e));
(iv) long-term compensation (columns (f), (g) and (h)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the Common Stock on the date of grant by the number of shares awarded) (column (f)), (B) the sum of the number of stock options granted (column (g)) and (C) the dollar value of all payments pursuant to long-term incentive plans ("LTIPs") (column (h)); and (v) all other compensation for the covered year that the Corporation believes could not be properly reported in any other column of the table (column (i)).
                           SUMMARY COMPENSATION TABLE

                                                                                                    Long-Term Compensation
                                                                                                            Awards
                                                            Annual Compensation                                     Securities
                                                                           Other Annual           Restricted        Underlying
         Name and Principal                     Salary       Bonus         Compensation         Stock Award(s)     Options/SARs
              Position                  Year    ($) (1)     ($) (1)           ($) (2)              ($) (3)             (#)
                (a)                     (b)       (c)         (d)               (e)                  (f)               (g)
Edward E. Crutchfield                   1994    835,000     835,000            93,723                718,000          44,000
 Chairman and Chief                     1993    810,000     810,000            30,289                720,000          24,000
 Executive Officer,                     1992    750,000     750,000            24,717              1,090,600          30,400
 the Corporation
John R. Georgius                        1994    600,000     600,000            25,039                448,750          15,000
 President,                             1993    590,000     590,000            21,017                450,000          15,000
 the Corporation                        1992    525,000     525,000            13,371                658,306          18,350
Byron E. Hodnett                        1994    395,000     395,000            11,765                269,250           9,000
 Chief Executive Officer,               1993    395,000     395,000             4,771                270,000           9,000
 FUNB-FL                                1992    365,000     365,000             5,366                414,356          11,550
Robert T. Atwood                        1994    335,000     335,000            17,104                215,400           7,200
 Executive Vice                         1993    325,000     325,000            19,879                216,000           7,200
 President and                          1992    270,000     255,000             7,172                283,412           7,900
 Chief Financial Officer,
 the Corporation
B. J. Walker                            1994    375,000     275,000            15,514                233,350           7,800
 Vice Chairman,                         1993    375,000     250,000             9,462                180,000           6,000
 the Corporation                        1992    365,000     180,000            11,183                188,344           5,250

                                      Payouts
                                       LTIP        All Other
         Name and Principal           Payouts     Compensation
              Position                  ($)         ($) (4)
                (a)                     (h)           (i)
Edward E. Crutchfield                 448,740        155,242
 Chairman and Chief                   375,000         54,049
 Executive Officer,                         0         49,680
 the Corporation
John R. Georgius                      323,384         48,896
 President,                           262,500         39,177
 the Corporation                            0         34,110
Byron E. Hodnett                      212,905         36,823
 Chief Executive Officer,             182,500         27,037
 FUNB-FL                                    0         23,170
Robert T. Atwood                      176,961         29,698
 Executive Vice                       127,500         23,821
 President and                              0         16,470
 Chief Financial Officer,
 the Corporation
B. J. Walker                          150,000         39,716
 Vice Chairman,                       127,500         30,006
 the Corporation                            0         32,430

(1) Amounts include dollars deferred by the Named Officers under the Corporation's voluntary Deferred Compensation Plans. At the election of the participants in such Plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a "change in control" of the Corporation where the successor or acquiring corporation does not elect to continue the Plans, in which case such balances are to be paid in a lump sum. The Corporation has established a nonqualified retirement trust (the "Trust") for the purpose of providing a source of funds to assist the Corporation in meeting its liabilities under certain unfunded nonqualified benefit plans, including the Deferred Compensation Plans and the Supplemental Retirement Plan. In its discretion, the Corporation may designate additional plans to be covered by the Trust. Prior to a "change in control" of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. Upon the occurrence of a change in control, the Corporation is required to make an irrevocable asset contribution to the Trust in an amount sufficient to pay each plan participant or beneficiary the benefits to which such participant or beneficiary would be entitled pursuant to the terms of the plans as of the date on which the change in control occurs.
                                       10

(2) Information regarding any personal benefit that totals less than $50,000 is not required and is not included in the amounts indicated. Dollar amounts indicated for 1994 consist of amounts reimbursed for the payment of taxes on certain personal benefits, and for Mr. Crutchfield, the value of personal use of a company-owned automobile ($36,164).
(3) The aggregate number of shares of restricted stock held as of December 31, 1994, and the value thereof as of such date, were as follows: Crutchfield:
    46,400 shares ($1,919,800); Georgius: 28,600 shares ($1,183,325); Hodnett:
    17,640 shares ($729,855); Atwood: 12,640 shares ($522,980); and Walker:
    12,280 shares ($508,085). Restricted stock awards granted in 1994 vest at a rate of 20% per year over five years or upon termination due to death, disability, retirement at age 65, or upon a "change in control" of the Corporation. Dividends on shares of restricted stock are paid quarterly.
(4) Amounts shown for 1994 consist of the following:

                                                                Crutchfield    Georgius    Hodnett    Atwood    Walker
Savings Plan matching contributions..........................    $  50,000      36,000     23,700     20,100    22,500
Value of life insurance premiums.............................      102,489       4,320      1,375     6,750      5,265
Value of disability insurance premiums.......................            0       2,335          0     2,817          0
Above market interest on deferred compensation...............        1,653       6,241     11,748        31     11,951
Bonus for use of real estate referral program................        1,100           0          0         0          0

   The value of life insurance premiums for Mr. Crutchfield includes the value of premiums advanced by the Corporation under a split-dollar life insurance agreement with the Corporation. The Corporation may terminate such agreement and receive its interest in the life insurance policy under certain conditions, including termination of the employment of Mr. Crutchfield, (other than due to death, disability or retirement, unless Mr. Crutchfield becomes affiliated with a competitor following any such termination due to disability or retirement), provided the Corporation may not terminate the agreement if such termination of employment or affiliation occurs after a "change in control" of the Corporation.
  OPTION/SAR GRANTS TABLE
  The following table sets forth, with respect to grants of stock options made during 1994 to each of the Named Officers: (i) the name of such officer (column
(a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 1994 (column (c)); (iv) the per share exercise price of the options granted (column
(d)); (v) the expiration date of the options (column e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).
                           OPTION/SAR GRANTS IN 1994

                                      Individual Grants
                 Number of Securities           % of Total
                Underlying Options/SAR     Options/SARs Granted     Exercise or                       Black-Scholes
                     Granted (1)               to Employees         Base Price      Expiration     Grant Date Value (2)
    Name                 (#)                     in 1994              ($/Sh)           Date                ($)
    (a)                  (b)                       (c)                  (d)            (e)                 (f)
Crutchfield             44,000                     6.35                44.875         6/20/04             608,520
Georgius                15,000                     2.16                44.875         6/20/04             207,450
Hodnett                  9,000                     1.30                44.875         6/20/04             124,470
Atwood                   7,200                     1.04                44.875         6/20/04              99,576
Walker                   7,800                     1.13                44.875         6/20/04             107,874

(1) Options granted are incentive stock options ("ISOs")under (section mark)422 of the Internal Revenue Code of 1986, as amended (the "Code"), except for options granted to Mr. Crutchfield, Mr. Georgius and Mr. Hodnett to purchase 41,794, 12,117 and 1,390 shares of Common Stock, respectively. Options are exercisable after one year from the date of grant, subject to the limitations under (section mark)422, at an option exercise price equal to the market price of the Common Stock at the date of grant. All outstanding options terminate upon a "change in control" of the Corporation; provided, however, optionholders have the right immediately prior to the change in control to exercise any unexercised options, whether or not then exercisable.
(2) The values shown reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (30.962%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (7.10%), and (iv) dividends at the annualized rate in place on the date of grant ($1.84). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes option pricing model is a commonly utilized model for valuing options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal "bell-shaped" curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, which will depend, to a large degree, on the efforts of the Named Officers to bring future success to the Corporation for the benefit of all stockholders.
                                       11

  AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUE TABLE
  The following table sets forth, with respect to each exercise of stock options (or tandem stock appreciation rights ("SARs")) and freestanding SARs during 1994 by each of the Named Officers and the year-end value of unexercised options and SARs on an aggregated basis: (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column
(c)); (iv) the total number of unexercised options and SARs held at December 31, 1994, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 1994, separately identifying the exercisable and unexercisable options and SARs (column (e)).
                  AGGREGATED OPTION/SAR EXERCISES IN 1994 AND
                      DECEMBER 31, 1994 OPTION/SAR VALUES

                                                      Number of Securities
                                                     Underlying Unexercised       Value of Unexercised
                                                          Options/SARs          In-the-Money Options/SARs
                                                        at 12/31/94 (#)              at 12/31/94 ($)
                Shares Acquired        Value              Exercisable/                Exercisable/
    Name        on Exercise (#)     Realized ($)         Unexercisable                Unexercisable
    (a)               (b)               (c)                   (d)                          (e)
Crutchfield              0                   0         107,682/68,272             1,507,450/122,172
Georgius                 0                   0         58,163/36,607               913,586/70,268
Hodnett                  0                   0          5,574/23,976                30,657/32,868
Atwood                   0                   0          5,574/16,726                30,657/12,793
Walker               8,100             157,950          5,508/13,542                  28,875/0

  LONG-TERM INCENTIVE PLAN AWARDS TABLE
  The following table sets forth, with respect to each award made to a Named Officer in 1994 under any LTIP: (i) the name of such officer (column (a)); (ii) the number of shares, units or other rights awarded under any LTIP (column (b));
(iii) the performance or other time period until payout or maturation of the award (column (c)); and (iv) for LTIPs not based on stock price, the dollar value of the estimated payout or range of estimated payouts under the award (threshold, target and maximum amount), whether such award is denominated in stock or cash (columns (d) through (f)).
                LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994 (1)

                                                                               Estimated Future Payments under
                                               Performance or Other              Non-Stock Price-Based Plans
                    Number of Shares,         Period Until Maturation     Threshold        Target          Maximum
    Name        Units or Other Rights (#)            or Payout             ($ or #)      ($ or #)(2)     ($ or #)(3)
    (a)                    (b)                          (c)                  (d)             (e)             (f)
Crutchfield                                           3 years                  0          $ 448,740       $ 835,000
Georgius                                              3 years                  0            323,384         600,000
Hodnett                                               3 years                  0            212,905         395,000
Atwood                                                3 years                  0            176,961         335,000
Walker                                                3 years                  0            150,000         375,000

(1) See the Summary Compensation Table above. Under the Corporation's Management Long-Term Cash Incentive Plan, if the Corporation achieves not less than a 10% average return on equity ("ROE") for the three-year period ending each December 31, based on the Corporation's "adjusted net income", a contribution to a management incentive pool will be made, based on (i) the rank of the Corporation's average ROE for the applicable period compared to the average ROE of the 25 largest bank holding companies in the U.S. for such period (ranging from a ranking of one to 13), and (ii) a percentage of base salaries of the participants in the Plan for the last year of the period (gradually decreasing from 50% of such salaries if the Corporation's rank is one, to 27% if such rank is 13). Participants receive awards under the Plan, subject to the discretion of the HR Committee, at the end of each three-year period on the basis of individual performance as determined by the HR Committee. The maximum potential award is 100% of base salary.
(2) Targets are not determinable. Awards indicated represent awards granted in 1994 for the 1991-1993 three-year period. Future awards may be higher or lower than such awards.
(3) Represents 1994 annual salaries, the maximum awards that can be granted in 1995 for the 1992-1994 three-year period.
                                       12

  PENSION PLAN TABLE
  The following table sets forth the estimated annual benefits payable upon retirement under the Corporation's Pension Plan (including amounts attributable to the Corporation's Supplemental Retirement Plan) in the specified compensation and years of service classifications indicated below.
  The compensation covered by the Pension Plan includes basic compensation, overtime and certain incentive compensation. The portions of compensation which are considered covered compensation under the Pension Plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 1995, the credited full years of service under the Pension Plan were as follows: Mr. Crutchfield -- 29 years; Mr. Georgius -- 19 years; Mr. Hodnett -- 22 years; Mr. Atwood -- 4 years; and Mr. Walker -- 38 years.
  The portions of compensation which are considered covered compensation under the Corporation's Supplemental Retirement Plan for the Named Officers are the annual salary and bonus amounts indicated in the Summary Compensation Table. The Pension Plan is referred to in the table as "PP" and the Supplemental Retirement Plan as "SRP".

                                           Estimated annual retirement benefit, assuming a married
                                              participant, a straight life annuity and the years
                                                           of service indicated (1)
     Average annual           15 years         20 years          25 years           30 years           35 years
      compensation          PP       SRP      PP      SRP      PP       SRP       PP       SRP       PP       SRP
$ 750,000................  27,339  197,503  36,452  268,571  45,565    339,639  54,678    410,707  57,755    407,388
 1,000,000...............  27,339  278,400  36,452  376,434  45,656    474,468  54,678    572,502  57,755    569,183
 1,250,000...............  27,339  359,298  36,452  484,297  45,565    609,297  54,678    734,296  57,755    730,978
 1,500,000...............  27,339  440,195  36,452  592,161  45,565    744,126  54,678    896,091  57,755    892,772
 1,750,000...............  27,339  521,093  36,452  700,024  45,565    878,955  54,678  1,057,886  57,755  1,054,567
 2,000,000...............  27,339  601,990  36,452  807,887  45,565  1,013,784  54,678  1,219,681  57,755  1,216,362

(1) For the year ending December 31, 1995, the annual retirement benefit payable under the Corporation's Pension Plan is limited by federal law to $120,000 and the maximum covered compensation is limited to $150,000. For officers covered under the Corporation's Supplemental Retirement Plan (a total of 22 in number), any excess annual retirement benefit (based on 30 or less years of service) which could not be paid under the Pension Plan because of such limitations would be payable under the Supplemental Retirement Plan. The foregoing is reflected in the table. Following a "change in control" of the Corporation, benefits earned under the Supplemental Retirement Plan would be payable in a lump sum actuarial equivalent, upon a participant's retirement or upon any modification to the Plan which would cause the actual or projected benefits payable under the Plan to be reduced.
  COMPENSATION OF DIRECTORS
  Directors of the Corporation receive a quarterly retainer of $5,500, plus $1,000 for each committee meeting attended and $2,000 for each meeting of the Board of Directors attended. In addition to the foregoing, the Chairman of each committee receives a quarterly fee of $250. Travel and accommodation expenses of directors incurred in traveling to and from meetings are reimbursed by the Corporation. Directors who are employees of the Corporation or its subsidiaries do not receive any directors' fees. Directors' fees totaling $986,000 were either paid by the Corporation to the directors of the Corporation in 1994 or deferred under the terms of the Corporation's Deferred Compensation Plan for Non-Employee Directors. Certain office space and secretarial services are provided by the Corporation to Mr. Uible, who formerly was Chairman and Chief Executive Officer of a corporation acquired by the Corporation in 1990, and currently serves as a director of the Corporation. Prior to August 1994, Mr. Uible also served as a director of FUNB-FL for which he received $1,000 per meeting attended.
  Under the Corporation's Deferred Compensation Plan for Non-Employee Directors, directors of the Corporation who are not employees of the Corporation or any of its subsidiaries may defer payment of all or any part of their directors' fees (including fees payable as committee members). Amounts
                                       13
deferred under the Plan, plus interest, are payable after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the HR Committee in its discretion. A total of 14 directors of the Corporation elected to defer $582,902 of their 1994 directors' fees under the Plan. Deferred fees may either earn interest or be valued based on the fair market value of the Common Stock, at the option of the director.
  All non-employee directors of the Corporation who serve as such for five years or more are eligible to participate in the Corporation's Retirement Plan for Non-Employee Directors. Under the Plan, after the end of the calendar year in which the director retires from the Board, the retired director is entitled to receive annually for 10 years $1,000 for each year he or she served as a director of the Corporation, up to a maximum of $10,000 per year.
  EMPLOYMENT CONTRACTS
  In August 1985, the Corporation and Mr. Crutchfield entered into an employment agreement providing for the employment of Mr. Crutchfield as Chairman and Chief Executive Officer of the Corporation until December 31, 1990, subject to (i) the extension of such period of employment so that the unexpired portion thereof would be not less than five years, (ii) the right of either party to terminate the agreement at any time, and (iii) the right of Mr. Crutchfield to terminate the agreement if the Board of Directors changes such offices held by Mr. Crutchfield or the power and authority or duties or responsibilities attendant thereto. The agreement provides that Mr. Crutchfield's annual salary will not be less than $330,000 and that the Corporation, in its sole discretion, may award Mr. Crutchfield an annual bonus based on his performance and other factors. If the Corporation terminates the agreement other than for cause (as therein defined) or if Mr. Crutchfield terminates the agreement as provided in (iii) above, the agreement provides that the Corporation will pay to Mr. Crutchfield an amount equal to the sum of (a) the result of multiplying (i) Mr. Crutchfield's annual salary by (ii) the number of years (including any fraction thereof) then remaining in the term of employment, and (b) the result of multiplying (i) the annual average bonus payable to Mr. Crutchfield during the three calendar years preceding the termination date by (ii) the number of years (including any fraction thereof) then remaining in the term of employment. If Mr. Crutchfield terminates his employment other than as provided in (iii) above, he will be entitled to be paid 66 2/3% of his annual salary for a period of two years following termination of his employment, subject to termination of such payments if Mr. Crutchfield were to violate a two-year non-compete provision provided for in the agreement. In December 1994, the agreement was amended to provide for a gross-up payment to Mr. Crutchfield equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by Mr. Crutchfield if his employment is terminated in conjunction with a "change in control" of the Corporation and such taxes become payable as a result of payments to Mr. Crutchfield under the agreement, or otherwise, being deemed to be "excess parachute payments" for federal income tax purposes.
  None of the other Named Officers has an employment contract with the Corporation. In December 1994, the Corporation entered into an agreement with Robert T. Atwood to provide a death benefit comparable to that provided under the Corporation's Supplemental Retirement Plan if Mr. Atwood should die before he becomes vested (i.e., completion of ten years of service) under such Plan.
  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
  The current members of the HR Committee are Messrs. Dickson, Dolan, Halsey, Hemby, Herring, Lovett and Trogdon, all of whom are independent, outside directors of the Corporation.
  Mr. Crutchfield serves on the Board of Directors of Bernhardt Furniture Company, and as one of the outside directors on the Compensation Advisory Committee of such Board. G. Alex Bernhardt, a
                                       14
director of the Corporation, serves as President and Chief Executive Officer of Bernhardt Furniture Company.
  HR COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  The HR Committee had six regularly scheduled meetings during 1994, at which time it reviewed, evaluated and approved executive compensation and benefit recommendations without the presence of the CEO. The Corporation's executive compensation programs consist of elements that vary based on corporate performance (variable pay) and elements that do not (fixed pay). The variable component is substantial. Variable pay elements include a short-term incentive plan, a stock compensation plan and a long-term cash incentive plan, which are further discussed below. All plans are developed based on competitive information and administered to balance the interests of the executives with the performance of the Corporation and the interests of its stockholders.
  In its deliberations on executive pay, the HR Committee maintains the following standards:
    (Bullet) Programs are designed to attract, motivate, reward and retain high performing and dedicated management employees.
    (Bullet) In total, the compensation programs balance competitive need, corporate, individual and business unit performance, and affordability.
    (Bullet) Programs provide competitive financial security for executives and dependents in the event of death, disability or retirement.
  The HR Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, the HR Committee consistently uses the 25 largest bank holding companies in the U.S. as the comparator group when making compensation decisions. The Corporation ranked ninth in size among this group on December 31, 1994, based on total assets.
  The HR Committee believes that ROE is the most appropriate measure for evaluating Corporate results. Accordingly, the Corporation's Management Incentive Plan and the Corporation's Management Long-Term Cash Incentive Plan both rely on ROE performance as a primary determinant of incentive payouts.
  The companies chosen for compensation comparisons in the most recent competitive study (i.e., the 25 largest bank holding companies) are not the same companies that comprise the published industry index in the performance graph set forth below (i.e., the KBW 50 (as defined below)), although the 25 largest bank holding companies are included in the KBW 50. The HR Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value.
  The Corporation's and the HR Committee's intent is to provide executive compensation consisting of base salaries, which when combined with awards made under the short-term Management Incentive Plan, the Management Long-Term Cash Incentive Plan and grants made under the 1992 Master Stock Compensation Plan, result in total compensation levels which have the same relative rank as ROE performance within the peer group. This result is achieved through the use of proxy data on total compensation for the five most highly compensated executives and financial performance data for the peer companies. For other executive officers, the HR Committee uses judgment based on this data. Each compensation decision is based on what is competitive for that compensation element relative to the peer group, as well as the impact of that decision on total compensation.
                                       15

  Because pay and performance levels at peer companies are not known at the time compensation decisions are made, the HR Committee does not know if the target compensation levels have been met until such peer information is made public. Therefore, the HR Committee looks at the historical relationship between pay and performance over time (typically a three-year period) as well as comparisons for a single year. For 1993, the Corporation's ROE performance peer group rank was ninth and the total of all compensation for the Named Officers ranked 15th. It is the HR Committee's intent to address any variance between performance rank and compensation rank with future compensation decisions.
  The HR Committee's review of executive compensation relative to the $1 million limit on tax deductible compensation was made in the context of insuring the ability to balance sound compensation decisions with appropriate fiscal responsibility. The HR Committee's intention has been to modify the Corporation's executive compensation plans to minimize the possibility of lost deductions. However, the HR Committee believes it is important to balance the effectiveness of such plans against the materiality of any possible lost deductions.
  To continue to meet these objectives, the HR Committee may from time to time change or adjust one or more of the Corporation's executive compensation plans, or recommend the same to the Board of Directors, as it deems appropriate. Additionally, the Corporation from time to time employs an independent firm of employee benefit consultants to advise the Corporation and the HR Committee as to various matters relating to executive compensation.
  Base Salary
  The Corporation's base salary program targets base salaries for executive officers at market. As indicated above, the "market" for the Corporation is the 25 largest bank holding companies in the U.S., as measured by total assets. The HR Committee believes that base salary should be reflective of the executive's scope of responsibility, and, further, that asset size is the best indicator of scope of responsibility. Accordingly, base salaries for executives are set such that they have the same relative rank among the peer group as asset size. For 1993, the Corporation's asset size ranked ninth among the peer group and the total base salaries for the Named Officers ranked 11th among the peer group. Any variances are addressed in determining the total compensation for the Named Officers. Base salary increases in 1994 were made solely as a result of increases in base salary market data.
  Short-Term Management Incentive Plan
  The Corporation's short-term Management Incentive Plan covering executive officers is funded based on the Corporation's ROE. The threshold ROE for incentive payments is 12%. Individual awards may range from 0% to 100% of base salary. Determination of individual awards is based primarily on the Corporation's ROE, but includes a subjective assessment of individual performance, where permitted. Measures of individual performance include meeting business unit objectives, promoting corporate values and providing leadership to employees.
  The Corporation's ROE for 1994 (based on net income applicable to common stockholders before the Series 1990 Preferred Stock redemption premium) was 17.04%, exceeding the threshold ROE by 42% and resulting in payments which, in general, were equal to 100% of each Named Officer's base salary.
                                       16

  Long-Term Incentive Program
  The long-term incentive program is composed of the following:
    (Bullet) The Corporation's 1992 Master Stock Compensation Plan, which is made up of two elements: stock options and restricted stock awards. The HR Committee believes that issuing stock options and restricted stock to executives benefits the Corporation's stockholders by encouraging and enabling executives to own the stock of the Corporation, thus aligning executive pay with stockholder interests.
    (Bullet) The Corporation's Management Long-Term Cash Incentive Plan, which pays cash awards based on ROE performance. The Corporation's rank for the period in ROE against the peer group determines the available pool from which awards may be made. The Corporation's ROE for the period, and individual performance, are considered in determining actual payouts from the plan.
  Award sizes for the stock plan, and payouts from the long-term cash plan, are set so that total compensation has the same relative rank as ROE performance within the peer group. The Corporation's 1993 ROE of 17.42% resulted in a three-year average ROE rank of 10th among the peer group, generating a pool of 37% of the aggregate base salaries of all participants in the long-term cash plan. This amount was distributed proportionately by the HR Committee in its discretion.
  The 1994 mix of the long-term incentive program awards was set subjectively. In determining the mix, the HR Committee balanced rewards for past performance with incentives for future performance, and took into account such factors as overall risk of the pay package, award sizes in prior years and cash/stock mix. Current holdings of stock were not considered. No acceleration of vesting or of payouts occurred under these plans in 1994.
  1994 Compensation for the CEO
  Mr. Crutchfield is eligible to participate in the same executive compensation plans available to the other executive officers as described above. His 1994 base salary was set at the size-adjusted median of the peer group. The size-adjusted median increased primarily because of increases in market salaries. Mr. Crutchfield's short-term Management Incentive Plan payout and Management Long-Term Cash Incentive Plan payout were based primarily on the Corporation's ROE, and included a subjective assessment of individual performance, where permitted. In this case, the HR Committee considered overall financial performance, including ROE of 17.04%, return on assets of 1.27%, net income applicable to common stockholders before the Series 1990 Preferred Stock redemption premium of $900 million (a 13.6% increase over 1993 net income), and success in meeting strategic objectives. These included ten acquisitions completed in 1994, and the execution of three acquisition agreements in 1994, which are currently pending, as well as major initiatives involving capital markets, mutual funds and card products. The stock option grants and restricted stock awards made to Mr. Crutchfield in 1994 were based on the analysis discussed above. That is, the HR Committee set them so that Mr. Crutchfield's total compensation would have the same expected relative rank as ROE performance within the peer group. The mix of options and restricted stock awards was set subjectively, balancing rewards for past performance with incentives for future performance. The 1985 employment agreement with Mr. Crutchfield described above, had no impact on compensation decisions made with respect to Mr. Crutchfield during 1994.
                                       17

  With respect to the HR Committee's use of the historical relationship between pay and performance described above, the Corporation's ROE performance and total asset rank for 1993 were both ninth among the peer group and Mr. Crutchfield's base salary and total compensation ranked seventh and 18th, respectively.

R. STUART DICKSON, Chairman                TORRENCE E. HEMBY, JR.
LEONARD G. HERRING, Vice Chairman          RADFORD D. LOVETT
B. F. DOLAN                                DEWEY L. TROGDON
BRENTON S. HALSEY

  PERFORMANCE GRAPH
  The following graph compares (i) the yearly change in the cumulative total stockholder return on the Common Stock with (ii) the cumulative return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Keefe, Bruyette & Woods, Inc. 50 Index ("KBW 50"). The graph assumes that the value of an investment in the Common Stock and in each index was $100 on December 31, 1989, and that all dividends were reinvested.
  The S&P 500 and the KBW 50 are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in both indices. The KBW 50 is comprised of 50 bank holding companies, including all money-center and major regional bank holding companies.
                            TOTAL STOCKHOLDER RETURN
                   JANUARY 1, 1990 THROUGH DECEMBER 31, 1994

                 (Performance Graph appears here--see appendix)

                                                                                       December 31,
                                                                       1989    1990    1991    1992    1993    1994
The Corporation.....................................................   $100     80     162     244     238     249
S&P 500.............................................................    100     97     126     136     150     152
KBW 50..............................................................    100     72     114     145     153     145

  The information set forth above under the subheadings "HR Committee Report on Executive Compensation" and "Performance Graph" (i) shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934, and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Corporation under such Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.
OTHER MATTERS RELATING TO EXECUTIVE OFFICERS AND DIRECTORS
  The directors and executive officers of the Corporation and its subsidiaries who are members of the Corporation's Corporate Management Committee, organizations with which they are affiliated and members of their immediate families, are customers of the Corporation's banking subsidiaries. In the opinion of management of the Corporation, the outstanding indebtedness and commitments in connection with the lending relationships of such directors and officers with the Corporation's banking subsidiaries were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal risk of collectibility or present other unfavorable features. During 1994, the aggregate monthly outstanding principal balances of loans made by the Corporation's banking subsidiaries to such directors and officers and including certain of their related interests, ranged from a high of approximately $671 million to a low of approximately $222 million.
  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and certain executive officers of the Corporation and its subsidiaries covered by such Section, and any persons who own more than 10% of any class of the Corporation's equity securities, to file certain reports relating to their ownership of such securities and changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange (the "NYSE") and to furnish the Corporation with copies of such reports. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation or written representations relating thereto, during or prior to the year ended December 31, 1994, all Section 16(a) filing requirements applicable to such officers, directors and greater than 10% owners were complied with, except as set forth in prior proxy statements and except for late filings related to: two transactions by Mr. Bernhardt, a director of the Corporation, relating to a transfer from one type of indirect ownership to another type of indirect ownership and the transfer of shares to a trust for which Mr. Bernhardt is trustee; the inadvertent omission by Donald M. MacLeod, an executive officer of the Corporation, to include certain shares on his initial report of beneficial ownership; and two transactions by Frank H. Dunn, Jr., an executive officer of the Corporation, relating to the exercise of an option and sale of the shares received upon such exercise.
                                       19

PROPOSAL 2. APPROVAL OF CERTAIN AMENDMENTS TO THE CORPORATION'S 1992 MASTER
            STOCK COMPENSATION PLAN, INCLUDING AMENDMENTS INTENDED TO PRESERVE THE CORPORATION'S FEDERAL INCOME TAX DEDUCTION WITH RESPECT TO CERTAIN COMPENSATION PAYABLE UNDER SUCH PLAN
PROPOSAL 3. APPROVAL OF CERTAIN AMENDMENTS TO THE CORPORATION'S MANAGEMENT
            INCENTIVE PLAN INTENDED TO PRESERVE THE CORPORATION'S FEDERAL INCOME TAX DEDUCTION WITH RESPECT TO CERTAIN COMPENSATION PAYABLE UNDER SUCH PLAN
PROPOSAL 4. APPROVAL OF CERTAIN AMENDMENTS TO THE CORPORATION'S MANAGEMENT
            LONG-TERM CASH INCENTIVE PLAN INTENDED TO PRESERVE THE CORPORATION'S FEDERAL INCOME TAX DEDUCTION WITH RESPECT TO CERTAIN COMPENSATION PAYABLE UNDER SUCH PLAN
GENERAL
  Proposals 2, 3 and 4 relate to certain amendments (the "Proposed Amendments") to three existing benefit plans of the Corporation, (the 1992 Master Stock Compensation Plan (the "1992 Plan"), the Management Incentive Plan (the "Short-Term Plan") and the Management Long-Term Cash Incentive Plan (the "Long-Term Plan" and together with the 1992 Plan and the Short-Term Plan, the "Plans")). The Proposed Amendments are being presented to the stockholders primarily as a result of the Omnibus Budget Reconciliation Act of 1993 and the proposed regulations promulgated thereunder by the Internal Revenue Service ("OBRA"), in order to preserve the Corporation's federal income tax deduction with respect to certain executive compensation payable under the Plans. Certain amendments to the Plans were presented to the stockholders of the Corporation for the same purpose at the 1994 Annual Meeting of Stockholders and were approved by the stockholders at such meeting. Certain additional amendments to the Plans were adopted by the Board of Directors of the Corporation in February 1995, subject to the approval of the stockholders of the Corporation. Pursuant to OBRA, the Corporation is resubmitting certain of the amendments approved by the stockholders last year, which are included in the Proposed Amendments.
  Under OBRA, the allowable federal income tax deduction by a publicly held corporation for compensation paid or accrued with respect to the chief executive officer and the four other most highly compensated executive officers of such corporation serving as such at the end of such corporation's fiscal year (the "Actual OBRA Officers") is limited to no more than $1,000,000 per year (the "OBRA Limitation"), subject to certain exemptions, including an exemption relating to performance-based compensation that is payable (i) solely on account of the achievement of one or more performance goals established by a compensation committee consisting exclusively of two or more outside directors,
(ii) under a plan the material terms of which are approved by the stockholders, and (iii) solely upon certification by the compensation committee that the performance goals and other material conditions precedent to the payment have been satisfied.
  To the extent the final OBRA regulations differ from the proposed OBRA regulations (i) the Plans may be further amended by the Board of Directors to reflect the final OBRA regulations (without stockholder approval unless such approval is required by the final OBRA regulations), and (ii) the following discussions are qualified in their entirety and shall be subject to the terms and conditions of the final OBRA regulations.
                                       20

1992 PLAN
  General
  The 1992 Plan was approved by the stockholders of the Corporation at the 1992 Annual Meeting of Stockholders. The 1992 Plan provides for the issuance of up to 5,000,000 shares of Common Stock to key employees of the Corporation and its subsidiaries (of which up to 2,000,000 shares may be shares of restricted stock), subject to adjustment in the event of any change in the outstanding shares of Common Stock as a result of a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change (a "Corporate Change"). The last reported sale
price of the Common Stock on the NYSE on March 1, 1995, was $     per share.
  No option or shares of restricted stock may be granted under the 1992 Plan on or after the tenth anniversary of the 1992 Plan's effective date, April 21, 1992.
  Participants in the 1992 Plan are selected by the HR Committee from among those officers and other key employees of the Corporation or its subsidiaries who are in a position to contribute materially to the Corporation's continued growth and development and to its long-term financial success. In 1994, a total of 536 employees received stock options and shares of restricted stock under the 1992 Plan.
  No option granted pursuant to the 1992 Plan may have an option price that is less than the fair market value of the Common Stock on the date the option is granted. Each option expires at such time as the HR Committee determines at the time such option is granted; provided, however, that no option may be exercisable later than the tenth anniversary date of its grant. Under the 1992 Plan, only ISOs to purchase up to $100,000 of Common Stock (measured as of the date of grant of the option) may vest as to each optionee in each calendar year. In addition, no participant in the 1992 Plan may be granted options to purchase more than 200,000 shares of Common Stock during any fiscal year, subject to adjustment as a result of a Corporate Change.
  Except as provided in the 1992 Plan, shares of restricted stock granted under the 1992 Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated for such period of time as determined by the HR Committee. During the period of restriction, participants holding shares of restricted stock granted under the 1992 Plan may exercise full voting rights with respect to those shares and, except as otherwise provided below, are entitled to receive all dividends and other distributions paid with respect to those shares.
  Certain Federal Tax Consequences
  An optionee will not be taxed at the time a nonqualified stock option ("Non-ISO") is granted. In general, an employee exercising a Non-ISO will recognize ordinary income equal to the excess of the fair market value on the exercise date of the stock purchased over the option price. Upon subsequent disposition of the stock purchased, the difference between the amount realized and the fair market value of the stock on the exercise date will constitute capital gain or loss. The Corporation will not recognize income, gain or loss upon the granting of a Non-ISO. Upon the exercise of such an option, the Corporation is entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.
  An employee will not be taxed at the time an ISO is granted. In general, an employee exercising an ISO will not be taxed at the time an ISO is exercised if the stock purchased is held for at least one year after the exercise date and at least two years after the date of grant; provided, however, the bargain element of exercised ISOs is treated as a tax preference item under the alternative minimum tax rules.
                                       21

If such holding periods are satisfied, the difference between the option price and the amount realized upon disposition of the stock will constitute long-term capital gain or loss. If such holding periods are not satisfied, the employee will recognize ordinary income to the extent of the lesser of the gain realized and the excess of the fair market value of the stock on the exercise date over the option price. The Corporation will not recognize income, gain or loss upon the granting or exercise of an ISO, nor will it be entitled to any deduction upon the disposition of an ISO if the holding periods referred to above are satisfied. If such holding periods are not satisfied, the Corporation will be entitled to a deduction equal to the amount of the ordinary income recognized by the employee.
  In general, an employee who has received shares of restricted stock and who has not made an election under Section 83(b) of the Code to be taxed upon receipt, will include in his gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the earlier of the first time the rights of the employee are transferable or the restrictions lapse. The Corporation is entitled to a deduction at the time that the employee is required to recognize income. Shares of restricted stock granted to employees who are Actual OBRA Officers are subject to the deduction limitations under OBRA, as set forth below.
  Proposed Amendments to the 1992 Plan
  The Proposed Amendments to the 1992 Plan provide that: (i) the HR Committee shall determine the executive officers of the Corporation and its subsidiaries whose compensation the HR Committee determines may be subject to the OBRA Limitation (the "Expected OBRA Officers") and an ROE performance goal (based on Adjusted Net Income, as defined below) that will need to be attained by the Corporation in order to permit any shares of restricted stock to be granted to the Expected OBRA Officers; (ii) the value of any shares of restricted stock granted to an Expected OBRA Officer (calculated by multiplying the closing price of the Common Stock on the NYSE on the date of grant times the number of shares of restricted stock granted) will be designated as 200% of the Expected OBRA Officer's base salary as of December 31 of the preceding year (instead of the current 100%), subject to reduction by the HR Committee, in its discretion, but in no event may such value exceed $3,000,000; (iii) for purposes of determining the Corporation's ROE performance goal, as described above, the Corporation's common equity shall exclude any adjustment for unrealized gains or losses on debt and equity securities (pursuant to the Statement of Financial Accounting Standards Number 115); and (iv) the period during which future options granted under the 1992 Plan may be exercised following the retirement, death or disability of the holder of such options shall be three years (instead of the current one year) following such retirement, death or disability, or the expiration of the period during which such option may be exercised, whichever first occurs.
  The term "Adjusted Net Income" means the Corporation's net income applicable to common stockholders reported in its income statement, adjusted to remove the effect of the following:
    (i) items to be disclosed under generally accepted accounting principles ("GAAP"), or that would be disclosed absent a materiality concept, in the Corporation's income statement as extraordinary gains or losses or as changes in accounting principles;
    (ii) net income or loss attributable to companies acquired in acquisition transactions which are being treated as poolings under GAAP to the extent the income or loss is attributable to periods prior to the consummation date of the transaction; and
    (iii) restructuring charges to be recognized in the Corporation's income statement as a result of current and/or pending acquisition transactions.
                                       22

  In situations where the Corporation's reported net income is adjusted as a result of pooling transactions noted above, the average equity of the Corporation for the applicable period, against which the Adjusted Net Income is compared to determine ROE, shall be computed without taking into account the equity of an acquired company for any time periods prior to consummation of the transaction.
  In December 1994, the HR Committee determined the Expected OBRA Officers (including the Named Officers indicated above) and the ROE performance goal that the Corporation will need to attain in 1995 (12%) in order to permit any shares of restricted stock to be granted to the Expected OBRA Officers in 1996.
  1992 Plan Benefits
  The following table sets forth the number of stock options and shares of restricted stock granted under the 1992 Plan in June 1994 to the individuals and groups indicated.

                                                                                                      1994 Restricted
                                                                                1994 Stock Options     Stock Grants
Crutchfield..................................................................          44,000              16,000
Georgius.....................................................................          15,000              10,000
Hodnett......................................................................           9,000               6,000
Atwood.......................................................................           7,200               4,800
Walker.......................................................................           7,800               5,200
Executive Group..............................................................         128,340              85,560
Non-Executive Director Group.................................................               0                   0
Non-Executive Employee Group.................................................         490,335             326,390

SHORT-TERM PLAN
  General
  The Short-Term Plan was approved by the Board of Directors of the Corporation in 1978 and has been amended by the Board of Directors on several occasions since 1978.
  The Short-Term Plan is intended to provide significant and sustaining motivation to key management personnel of the Corporation and its subsidiaries who are responsible for meeting the growth and profit objectives of the Corporation. Participants in the Short-Term Plan are limited to key members of senior management of the Corporation and its subsidiaries who are selected by the HR Committee. In 1994, there were 126 participants in the Short-Term Plan.
  Pursuant to the Short-Term Plan, if the Corporation's ROE (based on net income as adjusted for certain items) is not less than 12% for a given fiscal year, a contribution to an incentive pool is made by the Corporation. The amount of the contribution is equal to a percentage of such net income, based on such ROE, ranging from 1% of such net income for an ROE of 12%, to a maximum of 2.5% of such net income for an ROE of 17% or greater.
  Under the Short-Term Plan as currently in effect, participants receive awards from the incentive pool, including amounts in the pool carried over from prior years because they were not awarded in such years, on the basis of individual performance as determined by the HR Committee; provided, however, that the maximum award for an individual may not exceed 200% of the individual's base salary.
  Awards are payable in the first quarter of the year following the year in which the awards are earned, except for awards payable to Expected OBRA Officers. Such awards are payable on or after January 31 of such following year; provided, however, such awards may be paid prior to January 31 if they are discounted at a rate intended to reflect the time value of money.
                                       23

  Proposed Amendments to the Short-Term Plan
  The Proposed Amendments to the Short-Term Plan provide that: (i) the HR Committee shall determine the Expected OBRA Officers and an ROE performance goal (based on Adjusted Net Income) that will need to be attained by the Corporation for each year in order to permit any awards to be made to the Expected OBRA Officers for such year; (ii) the amount of any award for an Expected OBRA Officer will be designated as 200% of the Expected OBRA Officer's base salary as of December 31 of the year for which the award is made (instead of the current 100%) subject to reduction by the Committee, in its discretion, but in no event may such award exceed $3,000,000; and (iii) for purposes of determining the Corporation's ROE performance goal, as described above, the Corporation's common equity shall exclude any adjustment for unrealized gains or losses on debt and equity securities (pursuant to the Statement of Financial Accounting Standards Number 115).
  The Expected OBRA Officers (including the Named Officers indicated above) and an ROE performance goal of 12% for 1995 were determined by the HR Committee in December 1994.
  Short-Term Plan Benefits
  The following table sets forth the awards granted under the Short-Term Plan to the individuals and groups indicated for the year ended December 31, 1994.

                                                                                                1994 Awards
Crutchfield...........................................................................          $   835,000
Georgius..............................................................................              600,000
Hodnett...............................................................................              395,000
Atwood................................................................................              335,000
Walker................................................................................              275,000
Executive Group.......................................................................            4,777,000
Non-Executive Director Group..........................................................                    0
Non-Executive Employee Group..........................................................            7,174,600

LONG-TERM PLAN
  General
  The Long-Term Plan was approved by the Board of Directors of the Corporation in December 1991 and was amended by the Board of Directors in October and December 1992 and in February 1994.
  Through recognition of both long-term performance of the Corporation relative to its peers and individual performance, the Long-Term Plan is intended to provide significant and sustaining motivation to key management personnel of the Corporation and its subsidiaries who are responsible for meeting the growth and profit objectives of the Corporation. Participants in the Long-Term Plan are limited to key members of senior management of the Corporation and its subsidiaries who are selected by the HR Committee. For awards granted in June 1994 for the 1991-1993 three-year period, there were 119 participants in the Long-Term Plan.
  Pursuant to the Long-Term Plan, if the Corporation's average ROE (based on net income as adjusted for certain items) is not less than 10% for the three-year period ending each December 31, a contribution to an incentive pool is made by the Corporation.
  The contribution to the pool is based on the rank of the Corporation's average ROE for the applicable period compared to the average ROE of a peer group of the 25 largest bank holding companies in the nation ranging from 50% of the base salaries of all participants in the Long-Term Plan for the last year of the applicable period if such rank is one, to 27% of such base salaries if such rank is 13.
                                       24

  Under the Long-Term Plan as currently in effect, participants receive awards from the incentive pool, including amounts in the pool carried over from prior years because they were not awarded in such years, on the basis of individual performance as determined by the HR Committee; provided, however, that the maximum award for an individual may not exceed 100% of the individual's base salary.
  Awards are payable at any time during the year following the end of the applicable period for which the awards are earned, except for awards payable to Expected OBRA Officers. Such awards are payable on or after the June 30th of such following year; provided, however, such awards may be paid prior to such June 30th if they are discounted at a rate intended to reflect the time value of money.
  Proposed Amendments to the Long-Term Plan
  The Proposed Amendments to the Long-Term Plan provide that: (i) the HR Committee shall determine the Expected OBRA Officers and an average ROE performance goal (based on Adjusted Net Income) that will need to be attained by the Corporation for each three-year period in order to permit any awards to be made to the Expected OBRA Officers for such period; (ii) the maximum award for an Expected OBRA officer may not exceed $1,500,000; and (iii) for purposes of determining the Corporation's ROE performance goal, as described above, the Corporation's common equity shall exclude any adjustment for unrealized gains or losses on debt and equity securities (pursuant to the Statement of Financial Accounting Standards Number 115).
  The Expected OBRA Officers (including the Named Officers indicated above) and an average ROE performance goal of 12% for the 1995-1997 three-year period were determined by the HR Committee in December 1994.
  Long-Term Plan Benefits
  The following table sets forth the awards granted under the Long-Term Plan in June 1994 to the individuals and groups indicated for the 1991-1993 three-year period.

                                                                                        1994 Awards for 1991-1993
Crutchfield........................................................................            $   448,740
Georgius...........................................................................                323,384
Hodnett............................................................................                212,905
Atwood.............................................................................                176,961
Walker.............................................................................                150,000
Executive Group....................................................................              2,700,289
Non-Executive Director Group.......................................................                      0
Non-Executive Employee Group.......................................................              2,964,500

  THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK VOTED THEREON IS REQUIRED TO APPROVE THE PROPOSED AMENDMENTS TO THE 1992
PLAN, THE SHORT-TERM PLAN AND THE LONG-TERM PLAN. THE BOARD OF
DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1992 PLAN, THE SHORT-TERM PLAN AND THE LONG-TERM PLAN. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1992 PLAN, THE SHORT-TERM PLAN AND THE LONG-TERM PLAN.
                                       25

PROPOSAL 5. RATIFICATION OF APPOINTMENT OF AUDITORS
  The accounting firm of KPMG Peat Marwick has been appointed the Corporation's auditors for the year 1995 and, in accordance with established policy, such appointment is being submitted to the stockholders for ratification. In the event the appointment is not ratified by a majority of shares voted, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but such vote would be considered in connection with the appointment of auditors for 1996.
  KPMG Peat Marwick were auditors of the Corporation for the year ended December 31, 1994, and a representative of such firm is expected to attend the Meeting, respond to appropriate questions from stockholders and proxyholders present at the Meeting and if such representative desires, which is not now anticipated, make a statement.
  THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK VOTED THEREON IS REQUIRED TO APPROVE THIS PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THIS PROPOSAL.
OTHER MATTERS; STOCKHOLDER PROPOSALS
  Management of the Corporation is not aware of any other matters which are to be presented at the Meeting but if any such matters are so presented which may require a vote of the stockholders, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters. The Corporation's By-laws include provisions setting forth specific conditions under which business may be transacted at an annual meeting of stockholders.
  Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders of the Corporation should be received by the Corporation at its offices at One First Union Center, Charlotte, North Carolina 28288-0013,
Attention: Corporate Secretary, on or before November 13, 1995, in order to be considered for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting. The submission of such proposals by stockholders and the consideration of such proposals by the Corporation for inclusion in next year's proxy statement and form of proxy are subject to applicable rules and regulations of the Securities and Exchange Commission.
March   , 1995
  A COPY OF THE CORPORATION'S 1994 ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE (EXCEPT FOR EXHIBITS) UPON WRITTEN REQUEST TO FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NC 28288-0206, ATTENTION: T. SEAN FOX.
                                       26

                            FIRST UNION CORPORATION
P R O X Y
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
   The undersigned stockholder of First Union Corporation (the "Corporation") hereby constitutes and appoints W. Waldo Bradley, Robert D. Davis and Leonard G. Herring and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Common Stock of the Corporation held of record by the undersigned on February 22, 1995, at the Annual Meeting of Stockholders of the Corporation to be held on April 18, 1995, and at any and all adjournments thereof.
   1. PROPOSAL TO ELECT THE 12 NOMINEES LISTED BELOW AS DIRECTORS OF THE CORPORATION, EIGHT NOMINEES TO SERVE AS CLASS III DIRECTORS WITH TERMS EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS, TWO NOMINEES TO SERVE AS CLASS I DIRECTORS WITH TERMS EXPIRING AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS, AND TWO NOMINEES TO SERVE AS CLASS II DIRECTORS WITH TERMS EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS, IN EACH CLASS UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

     [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY
         (except as marked to the contrary         to vote for all nominees listed below.
 below)

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
  CLASS III: G. Alex Bernhardt, W. Waldo Bradley, B. F. Dolan, John R. Georgius, Howard H. Haworth, Leonard G. Herring, Lanty L. Smith and Dewey L. Trogdon. CLASS I: Terrence E. Hemby, Jr. and Kenneth G. Younger.
 CLASS II: Brenton S. Halsey and Henry D. Perry, Jr.
2. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE CORPORATION'S 1992 MASTER STOCK COMPENSATION PLAN, INCLUDING AMENDMENTS INTENDED TO PRESERVE THE CORPORATION'S FEDERAL INCOME TAX DEDUCTION WITH RESPECT TO CERTAIN COMPENSATION PAYABLE UNDER SUCH PLAN;
     [ ] FOR              [ ] AGAINST             [ ] ABSTAIN
3. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE CORPORATION'S MANAGEMENT INCENTIVE PLAN INTENDED TO PRESERVE THE CORPORATION'S FEDERAL INCOME TAX DEDUCTION WITH RESPECT TO CERTAIN COMPENSATION PAYABLE UNDER SUCH PLAN;
     [ ] FOR               [ ] AGAINST                   [ ] ABSTAIN
4. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE CORPORATION'S MANAGEMENT LONG-TERM CASH INCENTIVE PLAN INTENDED TO PRESERVE THE CORPORATION'S FEDERAL INCOME TAX DEDUCTION WITH RESPECT TO CERTAIN COMPENSATION PAYABLE UNDER SUCH PLAN;
     [ ] FOR               [ ] AGAINST                    [ ] ABSTAIN

                           (continued on other side)

5. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK AS AUDITORS OF THE CORPORATION
  FOR 1995.
     [ ] FOR                [ ] AGAINST                    [ ] ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 THROUGH 5. THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, IN THEIR SOLE DISCRETION.

                                                SIGNATURE(S) OF STOCKHOLDER
                                            Please sign exactly as name appears
                                            on this proxy. When shares are held
                                            by joint tenants, both should sign.
                                            When signing on behalf of a
                                            corporation or partnership, or as
                                            attorney, agent or fiduciary, please
                                            indicate the capacity in which you
                                            are signing.
Dated: 1995
 ...............................................................................
                              FOLD AND DETACH HERE
              YOUR VOTE IS IMPORTANT TO US. PLEASE MARK, DATE AND
             SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE PROVIDED
                          RETURN ENVELOPE. THANK YOU.

*******************************************************************************
                                  APPENDIX

On the Dear Stockholder letter the First Union logo and the signature of Edward E. Crutchfield appears where indicated.

On the Notice of Annual Meeting page the signature of Edward E. Crutchfield appears where noted.

On Pages 3 through 7 photos of all Nominees and Incumbent Directors appear to the left of each name and description where indicated.

On Page 18 the Performance Graph appears where indicated. The plot points for the graph are listed in the table below that point.